Exhibit 99.1

            Technology Flavors & Fragrances, Inc. Reports
            Fourth Quarter and 2004 Results of Operations

    AMITYVILLE, N.Y.--(BUSINESS WIRE)--March 31, 2005--Technology Flavors & Fragrances, Inc. (AMEX:TFF), a provider of more than 36,000 flavor and fragrance product formulations that are used to develop customized products used in more than 1,200 products sold by more than 500 customers worldwide, today announced its results of operations for the fourth quarter and year ended December 31, 2004.
    Net sales for the fourth quarter of 2004 decreased by 12% to $3,042,000 from $3,465,000 for last year's comparable period. The reduction in fourth quarter sales in 2004 was principally caused by product mix seasonality and temporary delays in customers' orders and shipments, which were realized in the first quarter of 2005.
    Gross profit, as a percentage of sales, for the current quarter improved to 37.5% from 36.7% during last year's comparable quarter due principally to more favorable raw material costs on product shipments.
    As previously announced, the Company has undertaken an aggressive approach to support its planned growth by hiring senior level sales and research and development personnel and expanding its sales and marketing activities abroad, particularly with the Company's newly formed Brazilian joint venture. As a result, operating costs for the current quarter increased to $2,035,000 for the quarter from $1,618,000 in last year's fourth quarter, while the benefits of the expanded sales and marketing efforts are expected to contribute revenues during 2005. Of the $417,000 increase in the fourth quarter operating costs, $250,000 pertains to an additional reserve for doubtful accounts relating to a key customer. Due principally to these added cost factors and the lower gross profit on lower sales for 2004, the Company reported a net loss of $921,000, or $.07 per fully diluted share, as compared to a net loss of $403,000 in last year's fourth quarter, or $.03 per fully diluted share.
    For year 2004, net sales increased to $16,047,000 from $15,587,000 for year 2003 due principally to higher volumes of existing flavor and fragrances sales and new product launches during the first half of the year. Gross margin, as a percentage of sales, decreased slightly to 39.5% for year 2004 compared to 39.9% for year 2003. Total operating expenses for year 2004 increased to $7,411,000 from $6,558,000 for year 2003. The Company reported a net loss of $1,266,000, or $.10 per fully diluted share, for the year 2004 as compared to a net loss of $546,000, or $.04 per fully diluted share, for year 2003.

    About Technology Flavors & Fragrances, Inc.

    Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products. TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

    Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                 TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                      Three Months Ended           Years Ended
                         December 31,              December 31,
                   ------------------------ -------------------------
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------

Net sales          $ 3,042,184  $ 3,465,412  $16,047,233  $15,587,285
Cost of sales        1,901,494    2,193,735    9,714,912    9,361,006
                   ------------ ------------ ------------ ------------

 Gross profit        1,140,690    1,271,677    6,332,321    6,226,279
                   ------------ ------------ ------------ ------------

Operating
 expenses:
 Selling               743,789      644,461    3,130,603    2,936,161
 General and
  administrative       775,015      476,374    2,196,130    1,798,669
 Research and
  development          466,972      448,851    1,888,973    1,628,124
 Amortization           48,750       48,750      195,000      195,363
                   ------------ ------------ ------------ ------------

   Total operating
    expenses         2,034,526    1,618,436    7,410,706    6,558,317
                   ------------ ------------ ------------ ------------

Loss from
 operations           (893,836)    (346,759)  (1,078,385)    (332,038)
Interest expense,
 net                   (58,890)     (51,730)    (217,773)    (187,434)
                   ------------ ------------ ------------ ------------

Loss before taxes
 and minority
 interest             (952,726)    (398,489)  (1,296,158)    (519,472)
Tax (provision)
 benefit                (4,358)      26,897        5,927        5,164
                    -----------  -----------  -----------  -----------

Loss before
 minority interest    (957,084)    (371,592)  (1,290,231)    (514,308)
Minority interest       36,202      (31,690)      24,067      (31,690)
                   ------------ ------------ ------------ ------------

Net loss           $  (920,882) $  (403,282) $(1,266,164) $  (545,998)
                   ============ ============ ============ ============

Net loss per
 common share -
 basic and diluted $      (.07) $      (.03) $      (.10) $      (.04)
                   ============ ============ ============ ============

Weighted average
 common shares
 outstanding:
  Basic             12,800,440   12,793,773   12,800,440   12,793,773
                   ============ ============ ============ ============
  Diluted           12,800,440   12,793,773   12,800,440   12,793,773
                   ============ ============ ============ ============

    CONTACT: TFF
             Joseph A. Gemmo, VP/CFO, 631-842-7600 Ext.301 gemmo@tffi.com
             Website: www.tffi.com
              or
             Alliance Advisors
             Alan Sheinwald, 914-244-0062
             asheinwald@allianceadvisors.net